As Filed with the Securities and Exchange Commission on November 11, 2004
                                                    Registration Number: 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                PROCOREGROUP INC.
             (Exact name of registrant as specified in its charter)

            California                                     33-0563989
-------------------------------                      ----------------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification Number)


                          2250 Warrensville Center Road
                         University Heights, Ohio 44118
                    (Address of Principal Executive Offices)

                                PROCOREGROUP INC.
                             2004 Stock Option Plan
                              (Full Title of Plan)

                               Gary B. Wolff, P.C.
                                805 Third Avenue
                            New York, New York 10022
                            Telephone: (212) 644-6446
           (Name, address and telephone number of agent for service.)



                                      CALCULATION OF REGISTRATION FEE (1)
-----------------------------------------------------------------------------------------------------------------
                                           Proposed maximum        Proposed maximum
                                          offering price per   aggregate offering price
Title of Securities to be   Amount to be         share                                    Amount of registration
        Registered           registered                                                             fee
-----------------------------------------------------------------------------------------------------------------
Common Stock

..001 par value               65,000,000  $              .015  $                 975,000  $                123.53
-----------------------------------------------------------------------------------------------------------------


-------------------------------
(1) Registration fee has been calculated pursuant to Rule 457 and is based upon the closing bid price of $ 0.15 as of November 10, 2004.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation  of  Certain  Documents  by  Reference.
          ----------------------------------------------------

The following documents are incorporated by reference in the registration statement:

     a. The registrant's latest annual report on Form 10-KSB for calendar year ended December 31, 2003, as amended to date and filed on March 2, 2003;

     b. All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the year covered by the Form 10-KSB referred to in (a) above; and

     c.   Not Applicable.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.
          --------------------------

The total number of shares authorized which the corporation has the authority to issue is Seven Hundred Fifty Million (750,000,000) shares of Common Stock, $.001 par value per share without cumulative voting rights and without any preemptive rights and Ten Million (10,000,000) shares of Preferred Stock, $.001 par value.

Item 5.   Interest of Named Experts and Counsel.
          --------------------------------------

Not Applicable

Item 6.   Indemnification of Directors and Officers.
          ---------------------------------------------

The California Corporation Code provides for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Article VI of Procoregroup's Bylaws authorizes Procoregroup to indemnify any current or former director, officer, employee, or agent of Procoregroup, or a person serving in a similar post in another organization at the request of Procoregroup, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the California Corporation's Code, public policy or other applicable law. Section 317 of the California Corporation's Code authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) rising under the 1933 Act.

Item 7.   Exemption  from  Registration  Claimed.
          --------------------------------------

Not applicable

Item 8.   Exhibits.
          --------

The exhibits to the Registration Statement are listed in the Exhibit Index elsewhere herein.

Item 9.   Undertakings.

     a.   The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

          Provided, however, that paragraph a.1.i. and a.1.ii. shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     e. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 124c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     h. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in University Heights, Ohio on October 30, 2004.


                              PROCOREGROUP  INC.

                              /s/

                              --------------------------------------
                              By:  Dr. Bashiruddin Usama
                                   President and Director


Name                                     Date
----                                     ----

/s/
                                         October 30, 2004
------------------------
Dr. Bashiruddin Usama
President and Director


/s/                                      October 30, 2004

------------------------
George Csatary
Secretary, Treasurer and Director

                                                                               Page in Sequential
Exhibit Index                                                                    Number System
-------------                                                                  ------------------

       1.   Not Applicable
       2.   Not Applicable
       3.   Not Applicable
       4.   Instrument defining the rights of security holders
            2004 Stock Option Plan . . . . . . . . . . . . . . . . . . . . . .                  8
       5.   Consent and Opinion of Gary B. Wolff, P.C., 805 Third Avenue,
            New York, New York 10022 regarding legality of securities
            registered under this Registration . . . . . . . . . . . . . . .                   18
       6.   Not Applicable
       7.   Not Applicable
       8.   Not Applicable
       9.   Not Applicable
       10.  Not Applicable
       11.  Not Applicable
       12.  Not Applicable
       13.  Not Applicable
       14.  Not Applicable
       15.  Not Applicable
       16.  Not Applicable
       17.  Not Applicable
       18.  Not Applicable
       19.  Not Applicable
       20.  Not Applicable
       21.  Not Applicable
       22.  Not Applicable
       23.  Consent of Kahn Boyd Levychin, LLP. Certified Public
            Accountants for the Company, for years ended December 31, 2002
            and December 31, 2003. . . . . . . . . . . . . . . . . . . . . .                   19
       24.  Not Applicable
       25.  Not Applicable
       26.  Not Applicable
       27.  Not Applicable
       99.  Prospectus dated October 18, 2004. . . . . . . . . . . . . . . .                   20